Exhibit 17(i)
                         THE PROVIDENT RIVERFRONT FUNDS
                         (FORMERLY THE RIVERFRONT FUNDS)

                       STATEMENT OF ADDITIONAL INFORMATION

                   FEBRUARY 29, 2004 (REVISED, APRIL 16, 2004)


      THE RIVERFRONT U.S. GOVERNMENT SECURITIES MONEY MARKET FUND ("FUND")
                              INSTITUTIONAL SHARES



This Statement of Additional Information ("SAI") is not a prospectus. Read this SAI in conjunction with the prospectus for the Fund, dated February 29, 2004. This SAI incorporates by reference the Fund's Annual Report. You may obtain the prospectus or the Annual Report without charge by calling 1-800-424-2295.






CONTENTS
================================================================================


HOW IS THE FUND ORGANIZED?................................................2


SECURITIES IN WHICH THE FUND INVESTS......................................2


INVESTMENT RISKS..........................................................4


INVESTMENT LIMITATIONS....................................................5


WHAT DO SHARES COST? .....................................................6


HOW IS THE FUND SOLD?.....................................................6


REDEMPTION IN KIND........................................................6


WHO MANAGES AND PROVIDES SERVICES TO THE FUND?............................7


HOW DOES THE FUND MEASURE PERFORMANCE?....................................15


ACCOUNT INFORMATION AND PRICING OF SHARES.................................17


HOW IS THE FUND TAXED?....................................................18


FINANCIAL INFORMATION.....................................................19


ADDRESSES.................................................................19

HOW IS THE FUND ORGANIZED?


The Provident Riverfront Funds, an Ohio business trust ("Trust"), is an open-end, management investment company that was originally established under the laws of the State of Maryland on March 27, 1990. As of September 30, 1995, pursuant to an Agreement and Plan of Reorganization and Liquidation with MIM Mutual Funds, Inc. ("MIM"), the Fund acquired all of the assets and liabilities of the MIM Money Market Fund (the "Reorganization"). In exchange for such assets and liabilities, the Fund issued a number of its shares equal in value to the net assets of the MIM Money Market Fund acquired in the Reorganization.

On December 29, 1998, The Riverfront Funds, Inc., a Maryland corporation, changed its form of organization by completing a reorganization with The Riverfront Funds, an Ohio business trust, organized on October 6, 1996 for such a purpose. On February 8, 2004, the Trust changed its name from The Riverfront Funds to The Provident Riverfront Funds.

The Fund is a diversified portfolio of the Trust. The Trust may offer separate series of shares representing interests in separate portfolios of securities. The Board of Trustees ("Board") has established two classes of shares of the Fund known as Investor A Shares and Institutional Shares. This SAI relates only to the Institutional Shares ("Shares"). The Fund's investment adviser is Provident Investment Advisors, Inc. ("Adviser").



SECURITIES IN WHICH THE FUND INVESTS



SECURITIES DESCRIPTIONS AND TECHNIQUES

In pursuing its investment strategy, the Fund may invest in the following securities for any purpose that is consistent with its investment objective.

FIXED INCOME SECURITIES
Fixed income securities pay interest, dividends or distributions at a specified rate. The rate may be a fixed percentage of the principal or adjusted periodically. In addition, the issuer of a fixed income security must repay the principal amount of the security, normally within a specified period of time. Fixed income securities provide more regular income than equity securities. However, the returns on fixed income securities are limited and normally do not increase with the issuer's earnings. This limits the potential appreciation of fixed income securities as compared to equity securities.

A security's yield measures the annual income earned on a security as a percentage of its price. A security's yield will increase or decrease depending upon whether it costs less (a discount) or more (a premium) than the principal amount. If the issuer may redeem the security before its scheduled maturity, the price and yield on a discount or premium security may change based upon the probability of an early redemption. Securities with higher risks generally have higher yields.

The following describes the types of fixed income securities in which the Fund invests:


      TREASURY SECURITIES
      Treasury securities are direct obligations of the federal government of the United States. Treasury securities are generally regarded as having the lowest credit risks.


      AGENCY SECURITIES
      Agency securities are issued or guaranteed by a federal agency or other government sponsored entity acting under federal authority. Some government entities are supported by the full faith and credit of the United States. Such entities include the Government National Mortgage Association, Small Business Administration, Farm Credit System Financial Assistance Corporation, Farmers Home Administration, Federal Financing Bank, General Services Administration, and Washington Metropolitan Area Transit Authority Bonds.

      Other government entities receive support through federal subsidies, loans or other benefits. For example, the U.S. Treasury is authorized to purchase specified amounts of securities issued by Federal Home Loan Banks, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association in support of such obligations.


      A few government entities have no explicit financial support, but are regarded as having implied support because the federal government sponsors their activities. Such entities include the Farm Credit System and the Financing Corporation.


      Investors regard agency securities as having low credit risks, but not as low as Treasury securities.


      CREDIT ENHANCEMENT
      Credit enhancement consists of an arrangement in which a company agrees to pay amounts due on a fixed income security if the issuer defaults. In some cases the company providing credit enhancement makes all payments directly to the security holders and receives reimbursement from the issuer. Normally, the credit enhancer has greater financial resources and liquidity than the issuer. For this reason, the Adviser usually evaluates the credit risk of a fixed income security based solely upon its credit enhancement.

      Common types of credit enhancement include guarantees, letters of credit, bond insurance and surety bonds. Credit enhancement also includes arrangements where securities or other liquid assets secure payment of a fixed income security. If a default occurs, these assets may be sold and the proceeds paid to security holders. Either form of credit enhancement reduces credit risks by providing another source of payment for a fixed income security.


SPECIAL TRANSACTIONS

      REPURCHASE AGREEMENTS
      Repurchase agreements are transactions in which the Fund buys a security from a dealer or bank and agrees to sell the security back at a mutually agreed upon time and price. The repurchase price exceeds the sale price, reflecting the Fund's return on the transaction. This return is unrelated to the interest rate on the underlying security. The Fund will enter into repurchase agreements only with banks and other recognized financial institutions, such as securities dealers, deemed creditworthy by the Adviser.

      The Fund's custodian or subcustodian will generally take possession of the securities subject to repurchase agreements. The Adviser or subcustodian will monitor the value of the underlying security each day to ensure that the value of the security always equals or exceeds the repurchase price.

      Repurchase agreements are subject to credit risks with respect to the dealer or bank acting as counterparty.

      DELAYED DELIVERY TRANSACTIONS
      Delayed delivery transactions, including when issued transactions, are arrangements in which the Fund buys securities for a set price, with payment and delivery of the securities scheduled for a future time beyond the normal settlement date. During the period between purchase and settlement, no payment is made by the Fund to the issuer and no interest accrues to the Fund. The Fund records the transaction when it agrees to buy the securities and reflects their value in determining the price of its shares. Settlement dates may be a month or more after entering into these transactions so that the market values of the securities bought may vary from the purchase prices. Therefore, delayed delivery transactions create market risks for the Fund. Delayed delivery transactions also involve credit risks in the event of a counterparty default.


      TO BE ANNOUNCED SECURITIES ("TBAS")
      As with other delayed delivery transactions, a seller agrees to issue a TBA security at a future date. However, the seller does not specify the particular securities to be delivered. Instead, the Fund agrees to accept any security that meets specified terms.


      SECURITIES OF OTHER INVESTMENT COMPANIES
      The Fund may invest its assets in securities of other investment companies as an efficient means of carrying out its investment policies and managing its uninvested cash. It should be noted that investment companies incur certain expenses, such as management fees, and, therefore, any investment by the Fund in shares of other investment companies may be subject to duplicate expenses. The Fund will limit its investment in other investment companies to not more than 3% of the total outstanding voting stock of any investment company, will invest no more than 5% of its total assets in any one investment company, and will invest no more than 10% of its total assets in investment companies in general.


      SECURITIES LENDING
      The Fund may lend portfolio securities to borrowers that the Adviser deems creditworthy. In return, the Fund receives cash or liquid securities from the borrower as collateral. The borrower must furnish additional collateral if the market value of the loaned securities increases. Also, the borrower must pay the Fund the equivalent of any dividends or interest received on the loaned securities.

      The Fund will reinvest cash collateral in securities that qualify as an acceptable investment for the Fund. However, the Fund must pay interest to the borrower for the use of cash collateral.

      Loans are subject to termination at the option of the Fund or the borrower. The Fund will not have the right to vote on securities while they are on loan, but it will terminate a loan in anticipation of any important vote. The Fund may pay administrative and custodial fees in connection with a loan and may pay a negotiated portion of the interest earned on the cash collateral to a securities lending agent or broker.

      Securities lending activities are subject to market risks and credit risks.



INVESTMENT RISKS



BOND MARKET RISKS
o Prices of fixed income securities rise and fall in response to interest rate changes for similar securities. Generally, when interest rates rise, prices of fixed income securities fall.

o Interest rate changes have a greater effect on the price of fixed income securities with longer maturities or durations. Duration measures the price sensitivity of a fixed income security to changes in interest rates and is an alternative measure to a security's maturity.

INVESTMENT LIMITATIONS


Unless otherwise stated, all references to the Fund's assets are in terms of current market value.

THE FUND MAY NOT:

1. Purchase any security (other than obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities) of any issuer if as a result more than 5% of its total assets would be invested in securities of the issuer;

2. Purchase securities on margin, except that it may obtain such short-term credit as may be necessary for the clearance of purchases and sales of securities;

3. Borrow money, except that the Fund may borrow money from banks for temporary or emergency purposes in aggregate amounts up to one-third of the value of the Fund's net assets; provided that while borrowings from banks exceed 5% of the Fund's net assets, any such borrowings will be repaid before additional investments are made;

4. Pledge more than 15% of its net assets to secure indebtedness; the purchase or sale of securities on a "when issued" basis is not deemed to be a pledge of assets;

5. Issue senior securities; the purchase or sale of securities on a "when issued" basis is not deemed to be the issuance of a senior security;

6. Make loans, except that the Fund may purchase or hold debt securities consistent with its investment objective, lend portfolio securities valued at not more than 15% of its total assets to brokers, dealers and financial institutions and enter into repurchase agreements;

7. Purchase any security of any issuer if as a result more than 25% of its total assets would be invested in a single industry; there is no restriction with respect to obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities;

8. Invest more than 15% of its total assets in repurchase agreements maturing in more than seven days;

9. Invest more than 5% of its total assets in securities of any company having a record, together with its predecessors, of less than three years of continuous operation;

10. Make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or of securities which, without payment of any further consideration, are convertible into or exchangeable for securities of the same issue as, and equal in amount to, the securities sold short;

11. Underwrite securities of other issuers, except that the Fund may purchase securities from the issuer or others and dispose of such securities in a manner consistent with its investment objective;

12. Purchase or sell commodities or commodity contracts, except to the extent disclosed in the current prospectus of the Fund; and

13. Purchase or sell real estate (although investments in marketable securities of companies engaged in such activities and securities secured by real estate or interests therein are not prohibited by this restriction).

With respect to Investment Restriction (8), the Fund will limit its investments in repurchase agreements maturing in more than seven days to no more than 10% of its total assets.

THE ABOVE LIMITATIONS CANNOT BE CHANGED UNLESS AUTHORIZED BY THE BOARD AND BY THE "VOTE OF A MAJORITY OF THE FUND'S OUTSTANDING VOTING SECURITIES," AS DEFINED BY THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED ("1940 ACT"). SHAREHOLDERS WILL BE NOTIFIED BEFORE ANY MATERIAL CHANGE IN THESE LIMITATIONS BECOMES EFFECTIVE.

If a percentage limit is satisfied at the time of investment or borrowing, a later increase or decrease resulting from a change in asset value is not a violation of the limit.



WHAT DO SHARES COST?



The Fund attempts to stabilize the value of a Share at $1.00.



HOW IS THE FUND SOLD?



Under the Distributor's Contract with the Trust, Edgewood Services, Inc., the Trust's principal underwriter ("Distributor") offers Shares on a continuous, best-efforts basis. The Distributor will enter into separate written agreements with various firms, including affiliates of the Trust's Adviser, to provide certain services principally intended to result in the sale and servicing of Fund Shares.



SUPPLEMENTAL PAYMENTS
Investment professionals (such as broker-dealers or banks) may be paid fees, in significant amounts, out of the assets of the Distributor and/or the transfer agent (these fees do not come out of Fund assets). The Distributor may be reimbursed by the Adviser or its affiliates.

Investment professionals receive such fees for providing distribution-related and/or shareholder services, such as advertising, providing incentives to their sales personnel, sponsoring other activities intended to promote sales, and maintaining shareholder accounts. These payments may be based upon such factors as the number or value of Shares the investment professional sells or may sell, the value of client assets invested, and/or the type and nature of sales or marketing support furnished by the investment professional.



REDEMPTION IN KIND


Although the Fund intends to pay Share redemptions in cash, it reserves the right, as described below, to pay the redemption proceeds in whole or in part by a distribution of the Fund's portfolio securities.

Because the Fund has elected to be governed by Rule 18f-1 under the 1940 Act, the Fund is obligated to pay Share redemptions to any one shareholder of record in cash only up to the lesser of $250,000 or 1% of the net assets represented by such Share class during any 90-day period.

Any Share redemption payment greater than this amount will also be in cash unless the Trust's Board determines that payment should be in kind. In such a case, the Fund will pay all or a portion of the remainder of the redemption in portfolio securities, valued in the same way as the Fund determines the value of portfolio securities when calculating its NAV. The portfolio securities will be selected in a manner that the Trust's Board deems fair and equitable and, to the extent available, such securities will be readily marketable.

Redemption in kind is not as liquid as a cash redemption. If redemption is made in kind, shareholders receiving the portfolio securities and selling them before their maturity could receive less than the redemption value of the securities and could incur certain transaction costs.

WHO MANAGES AND PROVIDES SERVICES TO THE FUND



BOARD OF TRUSTEES AND TRUST OFFICERS
The Board is responsible for managing the Trust's business affairs and for exercising all the Trust's powers except those reserved for the shareholders. The following tables give information about each Board member and the senior officers of the Trust. Where required, the tables separately list Board members who are "interested persons" of the Trust (I.E., "Interested" Board members) and those who are not (I.E., "Independent" Board members). The Trust consists of six investment company portfolios. Each Board member oversees all portfolios in the Trust and serves for an indefinite term.


INTERESTED TRUSTEES BACKGROUND - TERM OF OFFICE: INDEFINITE

-----------------------------------------------------------------------------------------------------------------------
NAME
AGE
ADDRESS
POSITIONS HELD WITH                                                                              TOTAL COMPENSATION FROM
TRUST                     PRINCIPAL OCCUPATION(S) FOR PAST FIVE YEARS AND OTHER                  THE TRUST
LENGTH OF TIME SERVED     DIRECTORSHIPS HELD                                                     (PAST CALENDAR YEAR)
-----------------------------------------------------------------------------------------------------------------------
WILLIAM N. STRATMAN*      PRINCIPAL OCCUPATION: Owner, Bohlender Engraving Co. (engraving and    $13,000
Age: 61                   printing company); President and Co-owner, Marno Corporation (holding
5800 Corporate Drive      corporation for Mariner's Inn West Property); Vice President and
Pittsburgh, PA            Co-owner of Mariners Inn Banquet Halls.
15237-7010
Trustee                   OTHER DIRECTORSHIPS HELD: None.
Began serving: May 1998
-----------------------------------------------------------------------------------------------------------------------
* MR. STRATMAN IS AN INTERESTED TRUSTEE BY VIRTUE OF OWNING 40,000 SHARES OF
  PROVIDENT FINANCIAL GROUP, INC.

INDEPENDENT TRUSTEES BACKGROUND - TERM OF OFFICE: INDEFINITE

-----------------------------------------------------------------------------------------------------------------------
NAME
AGE
ADDRESS
POSITIONS HELD WITH                                                                              TOTAL COMPENSATION FROM
TRUST                       PRINCIPAL OCCUPATION(S) FOR PAST FIVE YEARS AND OTHER                THE TRUST
LENGTH OF TIME SERVED       DIRECTORSHIPS HELD                                                   (PAST CALENDAR YEAR)
-----------------------------------------------------------------------------------------------------------------------
 J. VIRGIL EARLY, JR.       PRINCIPAL OCCUPATION: President, Early & Associates (business        $15,000
 Age: 66                    consulting); Vice President of Synovus Trust Company.
 5800 Corporate Drive
 Pittsburgh, PA 15237-7010  OTHER DIRECTORSHIPS HELD: None.
 Trustee
 Began serving: October
 1992
-----------------------------------------------------------------------------------------------------------------------
 WILLIAM M. HIGGINS         PRINCIPAL OCCUPATION: Senior Vice President of Sena Weller Rohs      $15,000
 Age: 59                    Williams, Inc. (investment advisory services).
 5800 Corporate Drive
 Pittsburgh, PA 15237-7010  OTHER DIRECTORSHIPS HELD: None.
 Trustee
 Began serving: October
 1992
-----------------------------------------------------------------------------------------------------------------------
 HARVEY M. SALKIN, PH.D     PRINCIPAL OCCUPATION:  Professor, Case Western Reserve University;   $14,000
 Age: 58                    President of Marshall Plan Advisers, Inc. (investment advisory
 10900 Euclid Avenue        services).
 Cleveland, OH 44106-7001
 Trustee                    OTHER DIRECTORSHIPS HELD: None.
 Began serving: January
 1996
-----------------------------------------------------------------------------------------------------------------------
 DONALD C. SIEKMANN         PRINCIPAL OCCUPATION:  President, Shor Foundation for Epilepsy       $16,000
 Age: 65                    Research (charitable foundation); Executive, DuroBag Manufacturing,
 5800 Corporate Drive       Co., (manufacturer of paper bags); Retired: former partner of
 Pittsburgh, PA 15237-7010  Arthur Andersen (independent public accountants).
 Trustee
 Began serving: February    OTHER DIRECTORSHIPS HELD: None.
 1998
-----------------------------------------------------------------------------------------------------------------------

OFFICERS**
NAME
AGE
ADDRESS
POSITIONS HELD WITH TRUST
LENGTH OF TIME SERVED          PRINCIPAL OCCUPATION(S) FOR PAST FIVE YEARS AND PREVIOUS POSITION(S)
-----------------------------------------------------------------------------------------------------------------------
J. DONALD RAINES               PRINCIPAL OCCUPATION: Senior Vice President, Managing Director, Chief Investment Officer
Age: 51                        of the Adviser
One East Fourth Street
Cincinnati, OH 45202           PREVIOUS POSITIONS: Senior Vice President, Senior Strategist, Portfolio Manager
Interim President              of the Adviser;
Began Serving: August 2003
-----------------------------------------------------------------------------------------------------------------------
GEORGE M. POLATAS             PRINCIPAL OCCUPATION: Assistant Vice President/Business Manager, Federated Services
Age: 41                       Company; Vice President and Assistant Treasurer of various Funds distributed by Edgewood
1001 Liberty Avenue           Services, Inc.
Pittsburgh, PA 15222-3779
Vice President
Began Serving: February 1999
-----------------------------------------------------------------------------------------------------------------------
C. JOHN OLLIER                PRINCIPAL OCCUPATION: Vice President, Mutual Fund Services, The Provident Bank.
Age: 65
5800 Corporate Drive
Pittsburgh, PA 15237-7010
Treasurer
Began Serving: November 2001
-----------------------------------------------------------------------------------------------------------------------
TIMOTHY S. JOHNSON            PRINCIPAL OCCUPATION: Counsel, Reed Smith LLP; Secretary, Hibernia Funds; Vice President
Age: 42                       and Corporate Counsel, Federated Services Company (1996-2002); Secretary, Edgewood
435 Sixth Avenue              Services, Inc. (1999-2002); Assistant Secretary, Federated Securities Corp. (1999-2002);
Pittsburgh, PA 15219-1886     Secretary, Federated Shareholder Services Company (1999-2002); Secretary, Retirement Plan
Secretary                     Services Company of America (1998-2002); Secretary, FTI Funds (1999-2001); Assistant
Began Serving: February 1999  Secretary, Great Plains Funds (1997-2001); Assistant Secretary, Wachovia Funds and
                              Wachovia Municipal Funds (1998-2001); Assistant Secretary, Independence One Funds
                              (1998-2001).
-----------------------------------------------------------------------------------------------------------------------

 ** Officers do not receive compensation from the Trust
*** J. Donald Raines is the Chief Investment Officer of the Adviser and Interim
    President of the Fund.

COMMITTEES OF THE BOARD
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             MEETINGS HELD
BOARD                                                                                                        DURING LAST
COMMITTEE      COMMITTEE MEMBERS           COMMITTEE FUNCTIONS                                               FISCAL YEAR
---------------------------------------------------------------------------------------------------------------------------
AUDIT          J. Virgil Early             The purpose of the Audit Committee is to oversee the Trust's      Two
               William M. Higgins          accounting and financial reporting policies and practices, its
               Donald C. Siekmann          internal controls and, as appropriate, the internal controls of certain of its service providers; oversee the quality and objectivity of the Trust's financial statements and the
                                           independent audit thereof; ascertain the independence of the
                                           Trust's independent auditors; and act as a liaison between the Trust's independent auditors and the full Board of
                                           Trustees.
---------------------------------------------------------------------------------------------------------------------------
NOMINATING     J. Virgil Early             The Nominating Committee is responsible for the selection and     None
               William M. Higgins          nomination of candidates for appointment or election to serve
               Donald C. Siekmann          as Trustees who are not "interested persons" of the Trust or its Adviser or Distributor (as defined by the 1940 Act).
---------------------------------------------------------------------------------------------------------------------------

Currently, the Funds do not have a policy with respect to Trustee candidates recommended by shareholders.

BOARD OWNERSHIP OF SHARES IN THE FUNDS AND IN THE RIVERFRONT FUNDS FAMILY OF INVESTMENT COMPANIES AS OF DECEMBER 31, 2003


                              DOLLAR RANGE OF    DOLLAR RANGE OF
         INTERESTED           SHARES OWNED       SHARES OWNED
     BOARD MEMBER NAME        IN FUNDS           IN PROVIDENT
------------------------------------------------------------------
William N. Stratman           None               Over $100,000
------------------------------------------------------------------

INDEPENDENT
BOARD MEMBER NAME
------------------------------------------------------------------
J. Virgil Early, Jr.          None               None
------------------------------------------------------------------
William M. Higgins            $1 - $10,000       None
------------------------------------------------------------------
Harvey M. Salkin, Ph.D.       $1 - $10,000       None
------------------------------------------------------------------
Donald C. Siekmann            None               None
------------------------------------------------------------------


INVESTMENT ADVISER
The Trust's Adviser is Provident Investment Advisors, Inc. The Board governs the Trust and Fund. The Board selects and oversees the Adviser. The Adviser is a subsidiary of The Provident Financial Group, Inc. The Adviser, subject to the supervision of the Board, conducts investment research and makes investment decisions for the Fund, including buying and selling securities.

For its services under an investment advisory contract, the Adviser receives an advisory fee from the Fund of 0.15% of the Fund's net assets, which is paid monthly, on an annual basis. The Adviser may voluntarily choose to waive a portion of its fee or reimburse the Fund for certain operating expenses.

The Adviser shall not be liable to the Trust, the Fund or any Fund shareholder for any losses that may be sustained in the purchase, holding, or sale of any security or for anything done or omitted by it, except acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties imposed upon it by its contract with the Trust.

As required by the 1940 Act, the Trust's Board has reviewed the Trust's investment advisory contract. The Board's decision to approve the contract reflects the exercise of its business judgment on whether to continue the existing arrangements. During its review of the contract, the Board considers many factors, among the most material of which are: the Fund's investment objectives and long term performance; the Adviser's management philosophy, personnel, and processes; the preferences and expectations of Fund shareholders and their relative sophistication; the continuing state of competition in the mutual fund industry; comparable fees in the mutual fund industry; the range and quality of services provided to the Fund and its shareholders by the Provident organization in addition to investment advisory services; and the Fund's relationship to other funds in The Provident Riverfront Funds family.

In assessing the Adviser's performance of its obligations, the Board also considers whether there has occurred a circumstance or event that would constitute a reason for it to not renew an advisory contract. In this regard, the Board is mindful of the potential disruptions of the Fund's operations and various risks, uncertainties and other effects that could occur as a result of a decision to terminate or not renew an advisory contract. In particular, the Board recognizes that most shareholders have invested in the Fund on the strength of the Adviser's industry standing and reputation and in the expectation that the Adviser will have a continuing role in providing advisory services to the Fund.

The Board also considers the compensation and benefits received by the Adviser. This includes fees received for services provided to the Fund by other entities in the Provident organization and research services received by the Adviser from brokers that execute Fund trades, as well as advisory fees. In this regard, the Board is aware that various courts have interpreted provisions of the 1940 Act and have indicated in their decisions that the following factors may be relevant to an Adviser's compensation: the nature and quality of the services provided by the adviser, including the performance of the Fund; the adviser's cost of providing the services; the extent to which the Adviser may realize "economies of scale" as the Fund grows larger; any indirect benefits that may accrue to the Adviser and its affiliates as a result of the adviser's relationship with the Fund; performance and expenses of comparable funds; and the extent to which the independent Board members are fully informed about all facts bearing on the Adviser's service and fee. The Trust's Board is aware of these factors and takes them into account in its review of the Trust's advisory contract.

The Board considers and weighs these circumstances in light of its substantial accumulated experience in governing the Fund and working with Provident on matters relating to the Fund, and is assisted in its deliberations by the advice of counsel. In this regard, the Board requests and receives a significant amount of information about the Fund and the Provident organization. Provident provides much of this information at each regular meeting of the Board, and furnishes additional reports in connection with the particular meeting at which the Board's formal review of the advisory contract occurs. In between regularly scheduled meetings, the Board may receive information on particular matters as the need arises. Thus, the Board's evaluation of an advisory contract is informed by reports covering such matters as: the Adviser's investment philosophy, personnel, and processes; the Fund's short- and long-term performance (in absolute terms as well as in relationship to its particular investment program and certain competitor or "peer group" funds), and comments on the reasons for performance; the Fund's expenses (including the advisory fee itself and the overall expense structure of the Fund, both in absolute terms and relative to similar and/or competing funds, with due regard for contractual or voluntary expense limitations); the use and allocation of brokerage commissions derived from trading the Fund's portfolio securities; the nature and extent of the advisory and other services provided to the Fund by the Adviser and its affiliates; compliance and audit reports concerning the Fund and the companies that service it; and relevant developments in the mutual fund industry and how the Fund and/or Provident are responding to them.

The Board also receives financial information about Provident, including reports on the compensation and benefits Provident derives from its relationships with the Fund. These reports cover not only the fees under the advisory contracts, but also fees received for providing other services to the Fund under separate contracts (e.g., for serving as the Fund's custodian, transfer agent and portfolio accountant). The reports also discuss any indirect benefit Provident may derive from its receipt of research services from brokers who execute Fund trades.

The Board bases its decision to approve an advisory contract on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. Because the totality of circumstances includes considering the relationship of the Fund to The Provident Riverfront family of Funds, the Board does not approach consideration of every fund's advisory contract as if that were the only fund offered by Provident.


CODE OF ETHICS RESTRICTIONS ON PERSONAL TRADING
As required by Securities and Exchange Commission ("SEC") rules, the Trust, the Adviser, and the Distributor have adopted codes of ethics. These codes govern securities trading activities of investment personnel, the Trust's Trustees, and certain other employees. Although the Codes of Ethics permit these people to trade in securities, including those that the Fund could buy, they also contain significant safeguards designed to protect the Fund and its shareholders from abuses in this area, such as requirements to obtain prior approval for, and to report, particular transactions.

VOTING PROXIES ON FUND PORTFOLIO SECURITIES
The Board has delegated to the Adviser authority to vote proxies on the securities held in the Funds' portfolio. The Board has also approved the Adviser's policies and procedures for voting the proxies, which are described below.


PROXY VOTING POLICIES
The Adviser has determined that it is in the best interests of its clients to vote its client's shares so as to promote the alignment of the interests of corporate management with the interest of its shareholders, to improve the accountability of corporate management to its shareholders, to reward good performance by management, and to approve proposals that the Adviser believes will result in financial rewards for its clients.

The following examples illustrate how these general policies may apply to proposals submitted by a company's board of directors. However, whether the Adviser supports or opposes a proposal will always depend on the specific circumstances described in the proxy statement and other available information.

On matters of corporate governance, generally, the Adviser will vote for (i) confidential voting by shareholders, and (ii) shareholder proposals that ask a company to submit its poison pill for shareholder ratification. The Adviser will determine on a case-by-case basis (i) shareholder proposals to redeem a company's poison pill, (ii) management proposals to ratify a poison pill, and
(iii) proposals to ratify changing a company's state of incorporation, giving consideration to both financial and corporate governance concerns, including the reasons for reincorporating, a comparisons of the governance provisions, and a comparison of the jurisdictional laws. When the economic factors of a change in the state of incorporation outweigh any neutral or negative governance changes the Adviser will generally vote for reincorporating.

On matters of capital structure, generally, the Adviser will vote for: (i) management proposals to reduce the par value of common stock, (ii) proposals to create a new class of nonvoting or subvoting common stock if it is intended for financing purposes with minimal or no dilution to current shareholders and it is not designed to preserve the voting power of an insider or significant shareholder, (iii) proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable. The Adviser will vote against: (i) proposals to create a new class of common stock with superior voting rights, (ii) proposals that increase authorized common stock for the explicit purpose of implementing a shareholder rights plan, (iii) proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights. The Adviser will determine on a case-by-case basis: (i) votes on proposals to increase the number of shares of common stock authorized for issuance, and (ii) shareholder proposals that seek preemptive rights. In evaluating proposals on preemptive rights, the Adviser will consider the size of a company, the characteristics of its shareholder base, and the liquidity of the stock.

On matters relating to management compensation, the Adviser will review votes on a case-by-case basis. The Adviser will utilize Institutional Shareholder Services' ("ISS") methodology for reviewing compensation plans, which primarily focuses on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders instead of simply focusing on voting power dilution). Every award will be valued and analyses on the estimated dollar cost for the proposed plan will be made. Once the estimated cost of a plan is determined it will be compared to a company-specific dilution cap. The Adviser will determine on a case-by-case basis, votes for plans which provide participants with the option of taking all or a portion of their cash compensation in the form of stock. The Adviser will vote for plans which provide a dollar-for-dollar cash for stock exchange, and will review on a case-by-case basis plans which do not provide a dollar-for-dollar cash for stock exchange.

On matters relating to corporate transactions, generally, the Adviser will determine on a case-by-case basis: (i) proposals regarding the conversion of securities, (ii) proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan, (iii) votes on liquidations, and (iv) votes on mergers and acquisitions. Voting for director nominees in a contested election will be evaluated on a case-by-case basis, considering (a) the long-term financial performance of the target company relative to its industry, (b) management's tract record, (c) background to the proxy contest,
(d) qualifications of director nominees, (e) evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met, and (f) stock ownership positions.

The Adviser, generally, will vote for: (i) proposals to allow or make easier shareholder action by written consent, (ii) proposals that remove restrictions on the right of shareholders to act independently of management, and (iii) proposals to lower supermajority vote requirements. The Adviser, generally, will vote against: (i) proposals to restrict or prohibit shareholder ability to take action by written consent, (ii) proposals to restrict or prohibit shareholder ability to call special meetings, and (iii) proposals to require a supermajority shareholder vote. Votes on advance notice proposals are determined on a case-by-case basis, giving support to those proposals which allow shareholders to submit proposals as close to the meeting date as reasonably possible and within the broadest window possible.


PROXY VOTING PROCEDURES
The Adviser has elected to rely on proxy voting recommendations made by ISS in order to ensure consistent and efficient voting of its clients' proxies. The Adviser retains the right to override any voting policy stated in its policies, when it believes that a vote contrary to a policy would be in the best interest of Adviser's clients. Any vote contrary to ISS recommendations and stated policy must be approved by the Adviser's Chief Investment Officer or designated alternate. Proxies which require case-by-case consideration must be approved by the Adviser's Chief Investment Officer or designated alternate.


CONFLICTS OF INTEREST
The Adviser has adopted procedures to address situations where a matter on which a proxy is sought may present a potential conflict between the interests of the Fund (and its shareholders) and those of the Adviser. This may occur where a significant business relationship exists between the Adviser (or its affiliates) and a company involved with a proxy vote. To the extent that the interests of the Adviser conflict with the interest of the clients, the Adviser will always vote its client's shares in the interest of its clients; for that reason, the Adviser will vote its proxies in accordance with its Proxy Voting Policy without regard to its own actual or perceived interests.


ADMINISTRATOR
Federated Services Company, a subsidiary of Federated Investors, Inc., subject to the supervision of the Board, provides all management and administrative services reasonably necessary for the operations of the Trust and the Fund, other than those provided by other service providers, for a fee at an annual rate of 0.17% of the average aggregate daily net assets of the Fund.

The functions performed by Federated Services Company as administrator include, but are not limited to the following:

o preparation, filing and maintenance of the Trust's governing documents, minutes of Board meetings and shareholder meetings;

o preparation of and filing with the SEC and state regulatory authorities the Trust's registration statement and all amendments, and any other documents required for the Fund to make a continuous offering of its Shares;

o preparation, negotiation and administration of contracts on behalf of the Trust;

o supervision of the preparation of financial reports;

o preparation and filing of federal and state tax returns;

o assistance with the design, development and operation of the Fund; and

o providing advice to the Fund and Trust's Trustees.

CUSTODIAN AND FUND ACCOUNTANT
The Provident Bank is the Trust's custodian and fund accountant. Pursuant to its agreement with the Trust, it is responsible for maintaining the books and records of the Fund's securities and cash and maintaining the Fund's accounting and portfolio transaction records.


TRANSFER AGENT AND DIVIDEND DISBURSING AGENT
The Provident Bank is the Trust's transfer and dividend disbursing agent. The Provident Bank maintains all necessary shareholder records. The Provident Bank is entitled to receive fees based on the size, type and number of accounts and transactions made by shareholders of each Fund.


INDEPENDENT AUDITORS
The independent auditor for the Fund, Deloitte & Touche LLP, conducts its audits in accordance with auditing standards generally accepted in the United States of America, which require it to plan and perform its audits to provide reasonable assurance about whether the Fund's financial statements and financial highlights are free of material misstatement.


BROKERAGE TRANSACTIONS
When selecting brokers and dealers to handle the purchase and sale of portfolio instruments, the Adviser looks for prompt execution of the order at a favorable price. The Adviser will generally use those who are recognized dealers in specific portfolio instruments, except when a better price and execution of the order can be obtained elsewhere. In selecting among firms believed to meet these criteria, the Adviser may give consideration to those firms which have sold or are selling Shares of the Fund. The Adviser makes decisions on portfolio transactions and selects brokers and dealers subject to review by the Trust's Board.

Investment decisions for the Fund are made independently from those of other accounts managed by the Adviser. When the Fund and one or more of those accounts invests in, or disposes of, the same security, available investments or opportunities for sales will be allocated among the Fund and the account(s) in a manner believed by the Adviser to be equitable. While the coordination and ability to participate in volume transactions may benefit the Fund, it is possible that this procedure could adversely impact the price paid or received and/or the position obtained or disposed of by the Fund

The Fund did not pay any brokerage fees for the fiscal year ended December 31, 2003.

FEES PAID BY THE FUND FOR SERVICES
------------------------------------------------------------------------------------------------------------------------------
            FUND                             ADVISORY FEE PAID                             ADMINISTRATION FEE PAID
                              ------------------------------------------------------------------------------------------------
                                   FOR THE FISCAL YEAR ENDED DECEMBER 31,          FOR THE FISCAL YEAR ENDED DECEMBER 31,
                              ------------------------------------------------- ----------------------------------------------
                                   2003             2002            2001             2003           2002              2001
------------------------------------------------------------------------------------------------------------------------------
     MONEY MARKET FUND             $331,987         $334,977        $296,607         $376,252       $371,477          $333,505
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
            FUND                             CUSTODIAN FEE PAID                           FUND ACCOUNTANT FEE PAID
                              ------------------------------------------------------------------------------------------------
                                   FOR THE FISCAL YEAR ENDED DECEMBER 31,          FOR THE FISCAL YEAR ENDED DECEMBER 31,
                              ------------------------------------------------- ----------------------------------------------
                                   2003             2002            2001             2003           2002              2001
------------------------------------------------------------------------------------------------------------------------------
     MONEY MARKET FUND             $110,277         $113,994        $99,627          $1,331         $729              $607
------------------------------------------------------------------------------------------------------------------------------

HOW DOES THE FUND MEASURE PERFORMANCE?


The Fund may advertise Share performance by using the SEC's standard methods for calculating performance applicable to all mutual funds. The SEC also permits this standard performance information to be accompanied by non-standard performance information.

The performance of Shares depends upon such variables as: portfolio quality, average portfolio maturity, type and value of portfolio securities, changes in interest rates, changes or differences in the Fund's, and the Institutional Shares, expenses, and various other factors.

Share performance fluctuates on a daily basis largely because net earnings and/or the value of portfolio holdings fluctuates daily. Both net earnings and offering price per Share are factors in the computation of yield and total return.


AVERAGE ANNUAL TOTAL RETURNS AND YIELD
Total returns are given for the one-year and Start of Performance periods ended December 31, 2003 for the Fund's Institutional Shares.

Yield and Effective Yield are given for the 30-day period ended December 31, 2003.

--------------------------------------------------------------------------------
U.S. GOVERNMENT SECURITIES                               Start of Performance
MONEY MARKET FUND             7-Day Yield     1- Year    on May 2, 2001
--------------------------------------------------------------------------------
INSTITUTIONAL SHARES:
--------------------------------------------------------------------------------
Total Return                     N/A           0.68%     1.47
--------------------------------------------------------------------------------
Yield                            0.61%         N/A       N/A
--------------------------------------------------------------------------------
Effective Yield                  0.61%         N/A       N/A
--------------------------------------------------------------------------------

TOTAL RETURN
Total return represents the change (expressed as a percentage) in the value of Shares over a specific period of time, and includes the investment of income and capital gains distributions.

The average annual total return for Shares is the average compounded rate of return for a given period that would equate a $10,000 initial investment to the ending redeemable value of that investment. The ending redeemable value is computed by multiplying the number of Shares owned at the end of the period by the NAV per Share at the end of the period. The number of Shares owned at the end of the period is based on the number of Shares purchased at the beginning of the period with $10,000, less any applicable sales charge, adjusted over the period by any additional Shares, assuming the annual reinvestment of all dividends and distributions.


YIELD AND EFFECTIVE YIELD
The yield of Shares is based upon the seven days ending on the day of the calculation, called the "base period." This yield is calculated by: determining the net change in the value of a hypothetical account with a balance of one Share at the beginning of the base period, with the net change excluding capital changes but including the value of any additional Shares purchased with dividends earned from the original one Share and all dividends declared on the original and any purchased Shares; dividing the net change in the account's value by the value of the account at the beginning of the base period to determine the base period return; and multiplying the base period return by 365/7. The effective yield is computed by compounding the unannualized base-period return by: adding 1 to the base-period return, raising the sum to the 365/7th power; and subtracting 1 from the result.

To the extent investment professionals charge fees in connection with services provided in conjunction with an investment in Shares, the Share performance is lower for shareholders paying those fees.


PERFORMANCE COMPARISONS
Advertising and sales literature may include:

o references to ratings, rankings, and financial publications and/or performance comparisons of Shares to certain indices;

o charts, graphs and illustrations using the Fund's returns, or returns in general, that demonstrate investment concepts such as tax-deferred compounding, dollar-cost averaging and systematic investment;

o discussions of economic, financial and political developments and their impact on the securities market, including the portfolio manager's views on how such developments could impact the Fund; and

o information about the mutual fund industry from sources such as the Investment Company Institute.

The Fund may compare its performance, or performance for the types of securities in which it invests, to a variety of other investments, including federally insured bank products such as bank savings accounts, certificates of deposit, and Treasury bills.

The Fund may quote information from reliable sources regarding individual countries and regions, world stock exchanges, and economic and demographic statistics.

You may use financial publications and/or indices to obtain a more complete view of Share performance. When comparing performance, you should consider all relevant factors such as the composition of the index used, prevailing market conditions, portfolio compositions of other funds, and methods used to value portfolio securities and compute offering price. The financial publications and/or indices which the Fund uses in advertising may include:

FINANCIAL PUBLICATIONS.
The Wall Street Journal, Business Week, Changing Times, Financial World, Forbes, Fortune and Money magazines, among others--provide performance statistics over specified time periods.


MOODY'S INVESTORS SERVICE
A company that analyzes and rates securities, and provides a variety of other investment information to investors.


FITCH RATINGS
A corporate bond rating service that allows investors to judge investment risks.


STANDARD & POOR'S
An investment service that rates securities.


REGULATORY COMPLIANCE
The Money Market Fund may follow non-fundamental operational policies that are more restrictive than its fundamental investment limitations, as set forth in the prospectus and this SAI, in order to comply with applicable laws and regulations, including the provisions of and regulations under the 1940 Act. In particular, the Fund will comply with the various requirements of Rule 2a-7 (the "Rule"), which regulates money market mutual funds. The Fund will determine the effective maturity of its investments according to the Rule. The Fund may change these operational policies to reflect changes in the laws and regulations without the approval of its shareholders.


ACCOUNT INFORMATION AND PRICING OF SHARES


DETERMINING MARKET VALUE OF SECURITIES
The Board has decided that the best method for determining the value of portfolio instruments is amortized cost. Under this method, portfolio instruments are valued at the acquisition cost as adjusted for amortization of premium or accumulation of discount rather than at current market value. Accordingly, neither the amount of daily income nor the NAV is affected by any unrealized appreciation or depreciation of the portfolio. In periods of declining interest rates, the indicated daily yield on shares of the Fund computed by dividing the annualized daily income on the Fund's portfolio by the NAV computed as above may tend to be higher than a similar computation made by using a method of valuation based upon market prices and estimates. In periods of rising interest rates, the opposite may be true.

The Fund's use of the amortized cost method of valuing portfolio instruments depends on its compliance with certain conditions in the Rule. Under the Rule, the Board must establish procedures reasonably designed to stabilize the NAV per Share, as computed for purposes of distribution and redemption, at $1.00 per Share, taking into account current market conditions and the Fund's investment objective. The procedures include monitoring the relationship between the amortized cost value per Share and the NAV per Share based upon available indications of market value. The Board will decide what, if any, steps should be taken if there is a difference of more than 0.5 of 1% between the two values. The Board will take any steps it considers appropriate (such as redemption in kind or shortening the average portfolio maturity) to minimize any material dilution or other unfair results arising from differences between the two methods of determining NAV.


SHARES

The Shares are offered of beneficial interest, without par value. Shareholders have an interest only in the assets of the series whose Shares are owned. Shares of a particular class are equal in all respects to the other shares of that class. In the event of liquidation of the Fund, shares of the same class will share pro rata in the distribution of the net assets of the Fund with all other shares of that class. When issued and paid for, all shares are fully paid and nonassessable by the Trust. Dividends and other distributions on Shares of the Fund are paid with such frequency as the Trustees may determine to holders of the Shares of the Fund. Shares may be purchased, redeemed or converted as described in this SAI and in the prospectus but will have no other preference, conversion, cumulative or preemptive rights. The Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Trust for payment under such credit, contract or claim; and that neither the shareholders nor the Trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Shareholders have one vote for each dollar of value attributable thereto and a proportionate fractional vote for any fraction of a dollar invested of such value. An annual or special meeting of shareholders to conduct necessary business is not required by the Declaration of Trust, the 1940 Act or other authority except, under certain circumstances, to amend the Declaration of Trust, the investment advisory contract, fundamental investment objectives, investment policies and investment restrictions, to elect and remove Trustees, to reorganize the Trust or any series or class thereof and to act upon certain other business matters. In regard to termination, sale of assets, the change of investment objectives, policies and restrictions or the approval of an investment advisory contract, the right to vote is limited to the holders of shares of the particular series affected by the proposal. The Declaration of Trust requires the Trustees to call a meeting of shareholders upon the written request of at least 20% of all votes attributable to the outstanding Shares of this Trust or, as applicable, any one or more series or classes entitled to vote.


To the extent that such a meeting is not required, the Trust presently does not intend to have an annual or special meeting of shareholders. The Trust has represented to the SEC that the Trustees will call a special meeting of shareholders for purposes of considering the removal of one or more Trustees upon the written request therefore from shareholders holding not less than 10% of the outstanding votes of the Trust and the Trust will assist in communicating with other shareholders as required by Section 16(c) of the 1940 Act. At such meeting, a quorum of shareholders (constituting a majority of votes attributable to all outstanding Shares of the Trust), by majority vote, has the power to remove one or more Trustees.

As of February 2, 2004, the Trust's Board and Officers as a group owned less than 1% of the Fund's outstanding Shares.

As of February 2, 2004, the following shareholders of record owned 5% or more of the Fund's outstanding Shares: Provident Bank Trust Department owned approximately 21,069,483 Shares (58.56%).

Shareholders owning 25% or more of outstanding Shares may be in control and be able to affect the outcome of certain matters presented for a vote of shareholders.


HOW IS THE FUND TAXED?


FEDERAL INCOME TAX
The Fund intends to meet requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies. If these requirements are not met, it will not receive special tax treatment and will pay federal income tax.

The Fund will be treated as a single, separate entity for federal income tax purposes so that income earned and capital gains and losses realized by the Trust's other Funds will be separate from those realized by the Fund.


FINANCIAL INFORMATION

The Financial Statements for the Fund's Shares for the fiscal year ended December 31, 2003, are incorporated herein by reference to the Fund's Annual Report to Shareholders dated December 31, 2003.


ADDRESSES


THE PROVIDENT RIVERFRONT FUNDS                       5800 Corporate Drive
                                                     Pittsburgh, PA 15237-7010
--------------------------------------------------------------------------------
Distributor
EDGEWOOD SERVICES, INC.                              5800 Corporate Drive
                                                     Pittsburgh, PA 15237-7002
--------------------------------------------------------------------------------
Investment Adviser
PROVIDENT INVESTMENT ADVISORS, INC.                  One East Fourth Street
                                                     Cincinnati, OH 45202
--------------------------------------------------------------------------------
Custodian
THE PROVIDENT BANK                                   One East Fourth Street
                                                     Cincinnati, OH 45202
--------------------------------------------------------------------------------
Transfer Agent and Dividend Disbursing Agent
THE PROVIDENT BANK                                   One East Fourth Street
                                                     Cincinnati, OH 45202
--------------------------------------------------------------------------------
Independent Auditors
DELOITTE & TOUCHE LLP                                180 N. Stetson Avenue
                                                     Chicago, IL 60601

--------------------------------------------------------------------------------



Cusip 744037854

25206 (4/04)